Exhibit 99.1

CONTACT:	Julie Lorigan Vice President, Investor Relations (781) 741-7775

Stacy Berns/Melissa Jaffin — Investor/Media Relations Berns Communications Group (212) 994-4660
TALBOTS REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.15,
AT HIGH END OF COMPANY EXPECTATIONS
-Talbots Brand Sales Healthy
-J. Jill Turnaround Underway
     Hingham, MA, November 15, 2006— The Talbots, Inc. (NYSE:TLB) today announced results for the third quarter ended October 28, 2006. Net income in the third quarter was $8.1 million or $0.15 per share on a reported basis and includes acquisition related costs and adjustments of approximately $0.16 per share and $0.04 per share of stock option expense. Excluding these acquisition related costs and stock option expense, earnings per diluted share were $0.35 for the combined company, compared to the $0.37 reported last year for the Talbots only brand.
     Total consolidated Company sales for the quarter were $569 million. By brand, retail store sales increased to $383 million for Talbots compared to $363 million last year, and were $77 million for J. Jill. Consolidated direct marketing sales for the thirteen-week period were $109 million, including catalog and Internet.
     Sales for the J. Jill brand represent approximately 20% of the total combined company sales volume.
     Total Company comparable store sales rose 2.3% for the third quarter. By brand, comparable store sales for Talbots increased 4.0% and were negative 6.6% for the J. Jill brand.

     Arnold B. Zetcher, Chairman, President and Chief Executive Officer, commented, “We were pleased to report third quarter earnings per share at the high end of our expectations, particularly as the Talbots brand benefited from the successful implementation of several strategic initiatives developed late last year and put in place this quarter. Sharper pricing across all merchandise categories, increased style count especially in novelty, strategic changes to our product flow and key adjustments to our promotional calendar all helped contribute to our strong results.”
     “We were also encouraged by our positive customer response to Talbots brand merchandise across all channels. Talbots experienced healthy third quarter sales, driven by a strong assortment of updated, modern classic merchandise.”
     “As we previously announced, our integration efforts with the J. Jill brand have progressed significantly better than expected, which enabled us to advance certain actions into the third quarter that were originally planned for later in the year and early next year. We closed our Hingham Telemarketing Center and migrated a number of key J. Jill information systems to Talbots architecture. While the associated expenses of these and other factors affected our third quarter earnings by $0.16 per share, we expect to benefit from cost savings synergies of approximately $36 million in 2007, up from our original estimate of $25 million.”
     “For J. Jill, comparable store sales results for the quarter were as expected, which is a continued modest improvement over the prior quarter trends. We feel good about the progress we are making, particularly in unifying our promotional and marketing calendar. Further, we are seeing a positive customer response from our one-price policy across all channels. We have made adjustments to our holiday merchandise and will look for ongoing improvement in our sales trends. As previously stated, our product should reflect a greater impact of our new merchandising leadership in the second quarter of fiscal 2007. ”
     “Total Company direct marketing business, including catalog and Internet, was in line with our expectations for the third quarter, increasing 70% over last year, reflecting the inclusion of J. Jill direct marketing sales for this year’s third quarter.”

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     Mr. Zetcher continued, “Our store expansion program is on target. We opened 31 Talbots stores and 18 J.Jill stores during the quarter. At the end of the period, we had a total of 1,346 stores, which included 1,118 Talbots stores and 228 J. Jill stores. We remain on track to open 24 new stores and close four in the fourth quarter, ending the year with approximately 1,366 total stores.”
Operating Results for the Thirty-Nine-Week Period
     Total Company operating performance for the 39-week period ending October 28, 2006 includes J. Jill brand results for the period beginning May 3, 2006, which was the effective date of the acquisition.
     For the 39-week period, total consolidated Company net income was $31.6 million or $0.59 per diluted share on a reported basis and includes acquisition related costs and adjustments of approximately $0.31 per share and $0.11 per share of stock option expense. Excluding these costs, consolidated earnings per diluted share were $1.01, compared to the $1.35 reported last year for the Talbots only brand.
     Total consolidated Company sales were $1,593 million for the 39-week period. By brand, retail store sales increased to $1,171 million for Talbots compared to $1,130 million last year, and were $151 million for J. Jill from the date of the acquisition. Consolidated direct marketing sales, including catalog and Internet, were $271 million.
     Total Company comparable store sales rose 1.5% for the 39-week period. By brand, comparable store sales for Talbots increased 2.6%. J. Jill’s comparable store sales were negative 7.4% for the period beginning May 3, 2006 through October 28, 2006.
Fourth Quarter Comments
     Mr. Zetcher added, “As we look ahead to the fourth quarter, we are pleased with the early success of our forward Talbots brand Holiday/Gift catalog, which was mailed to customers in mid-October. Since early November, we have also seen healthy comp store sales trends from our core Talbots brand customers, which is a significant improvement from the softness we experienced in the latter part of October. However, while our core customer remains strong, we have not yet seen the level of demand from the non core customer that we anticipate.”

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     “In addition, we are only two weeks into the quarter and have a number of marketing initiatives planned throughout the period that we expect to benefit from, including our important semi-annual sale event that traditionally begins the day after Christmas. Given these factors, at this early stage in the fourth quarter we believe we are not in a position to provide our outlook for earnings per share and plan to give additional details when we are further into the period.”
     “With a successful third quarter under our belt, we anticipate that our Company will benefit over the long term, as we feel we are taking the appropriate actions to help drive improved top and bottom line performance.”
     “Our overall objective, particularly as we enter the fourth quarter, is to get as much of the J. Jill integration work behind us so that we start fiscal 2007 as clean as possible. To that end, we are reconfirming our expectation for this transaction to be accretive to earnings in fiscal 2007 with synergies and after acquisition-related costs and adjustments. We remain focused on creating the leading brand portfolio for the age 35+ female market,” concluded Mr. Zetcher.
Additional Disclosures
     As previously announced, Talbots will host a conference call today, November 15, 2006 at 10:00 am local time to discuss third quarter results. To listen to the live web cast please log on to www.thetalbotsinc.com/ir/ir.asp. The call will be archived on its web site www.thetalbotsinc.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived until November 17, 2006. This call may be accessed by dialing (877) 519-4471, passcode 8098745.
     The Talbots, Inc. is a leading international specialty retailer and cataloger of women’s, children’s and men’s apparel, shoes and accessories. The Company currently operates a total of 1,358 stores in 47 states, the District of Columbia, Canada and the U.K., with 1,124 stores under the Talbots brand name and 234 stores under the J. Jill brand name. Both brands target the age 35 plus customer population. Talbots brand on-line shopping site is located at www.talbots.com and the J. Jill brand on-line shopping site is located at www.jjill.com

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     The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “would yield,” or similar statements or variations of such terms. All of the “outlook” information (including future revenues, future comparable sales, future earnings, future EPS, and other future financial performance or operating measures) constitutes forward-looking information.
     Our outlook and other forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve risks and uncertainty, including assumptions and projections concerning store traffic, levels of store sales including regular-price selling and markdown selling, and customer preferences. All of our outlook information and other forward-looking statements are as of the date of this release only. The Company can give no assurance that such outlook or expectations will prove to be correct and does not undertake to update or revise any “outlook” information or any other forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any projected results will not be realized.
     Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including the risk that the J. Jill business will not be successfully integrated, the risk that the cost savings and other synergies from the transaction may not be fully realized or may take longer to realize than expected, the risk that the acquisition will disrupt Talbots or J. Jill’s core business, the reaction of Talbots and J. Jill customers and suppliers to the transaction, diversion of management time on merger-related issues, effectiveness of the Company’s brand awareness and marketing programs, any different or any increased negative trends in its regular-price or markdown selling, effectiveness and profitability of new concepts, success of our expected marketing events in driving sales, success of our catalogs in driving both our direct marketing sales and in driving store traffic, acceptance of the Company’s fashions including its seasonal fashions, the Company’s ability to anticipate and successfully respond to changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its major sale events including the timing and levels of markdowns and appropriate balance of available markdown inventory, any difference between estimated and actual stock option expense, and retail economic conditions including consumer spending. In each case, actual results may differ materially from such forward-looking information.
     Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations” and you are urged to carefully consider all such factors.
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(tables to follow)

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THE TALBOTS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
FOR THE THIRTEEN AND THIRTY-NINE WEEKS ENDED OCTOBER 28, 2006 AND OCTOBER 29, 2005
Amounts in thousands except per share data

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 28,	October 29,	October 28,	October 29,
	2006	2005	2006	2005

Net Sales	$568,640	$426,330	$1,593,029	$1,322,438

Costs and Expenses
Cost of sales, buying and occupancy	358,667	264,459	1,030,116	827,298
Selling, general and administrative	189,063	128,963	496,248	375,462

Operating Income	20,910	32,908	66,665	119,678

Interest
Interest expense	8,452	1,207	22,833	3,170
Interest income	440	266	6,662	891

Interest Expense — net	8,012	941	16,171	2,279

Income Before Taxes	12,898	31,967	50,494	117,399

Income Tax Expense	4,837	11,988	18,935	44,025

Net Income	$8,061	$19,979	$31,559	$73,374

Net Income Per Share:

Basic	$0.15	$0.38	$0.60	$1.38

Diluted	$0.15	$0.37	$0.59	$1.35

Weighted Average Number of Shares of Common Stock Outstanding:

Basic	52,854	52,722	52,564	53,026

Diluted	53,718	53,936	53,365	54,270

Cash Dividends Paid Per Share	$0.13	$0.12	$0.38	$0.35

THE TALBOTS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
OCTOBER 28, 2006, JANUARY 28, 2006, AND OCTOBER 29, 2005
Amounts in thousands

	October 28,	January 28,	October 29,
	2006	2006	2005

Cash and cash equivalents	$42,991	$103,020	$11,363
Customer accounts receivable — net	228,907	209,749	214,125
Merchandise inventories	367,934	246,707	266,023
Other current assets	84,053	61,185	63,253

Total current assets	723,885	620,661	554,764

Property and equipment — net	529,883	387,536	391,848
Goodwill — net	255,866	35,513	35,513
Trademarks — net	155,884	75,884	75,884
Other intangible assets — net	87,804	—	—
Deferred income taxes	—	6,407	387
Other assets	29,634	20,143	19,782

TOTAL ASSETS	$1,782,956	$1,146,144	$1,078,178

Accounts payable	$117,732	$85,343	$50,600
Income taxes payable	34,944	37,909	31,616
Accrued liabilities	157,541	121,205	116,130
Notes payable to banks	40,000	—	—
Current portion of long-term debt	80,457	—	—

Total current liabilities	430,674	244,457	198,346

Long-term debt less current portion	409,011	100,000	100,000
Deferred rent under lease commitments	125,175	110,864	112,656
Deferred income taxes	75,909	—	—
Other liabilities	87,577	63,855	58,776
Stockholders’ equity	654,610	626,968	608,400

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,782,956	$1,146,144	$1,078,178

THE TALBOTS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 28, 2006 AND OCTOBER 29, 2005
Amounts in thousands

	Thirty-Nine Weeks Ended
	October 28,	October 29,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31,559	$73,374
Depreciation and amortization	86,888	68,470
Deferred and other items	15,871	7,507
Changes in:
Customer accounts receivable	(19,126)	(14,799)
Merchandise inventories	(73,579)	(27,082)
Accounts payable	21,957	(14,491)
Income taxes payable	7,134	4,466
All other working capital	11,475	79

	82,179	97,524

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of The J. Jill Group, Inc., net of cash acquired	(493,900)	—
Additions to property and equipment	(66,028)	(55,088)
Maturities of marketable securities	16,729	—

	(543,199)	(55,088)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under notes payable	485,000	—
Payment of notes payable	(65,212)	—
Proceeds from options exercised	3,435	6,155
Excess tax benefit from options exercised	489	—
Debt issuance costs	(1,318)	—
Cash dividends	(20,474)	(18,945)
Purchase of treasury stock	(1,113)	(49,993)

	400,807	(62,783)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	184	(101)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(60,029)	(20,448)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	103,020	31,811

CASH AND CASH EQUIVALENTS, END OF PERIOD	$42,991	$11,363